Exhibit 21.1

Subsidiaries

Name of Subsidiary	Jurisdiction of Formation
BG Personnel, LP	Texas
BG Personnel Services, LP	Texas
BG Staffing, LLC	Delaware
B G Staff Services, Inc.	Texas